UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2015 (July 1, 2015)

HERITAGE FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Maryland	001-34902	38-3814230
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

721 North Westover Boulevard, Albany, Georgia 31707

(Address of principal executive offices)

(229) 420-0000

Registrant’s telephone number, including area code

Not Applicable

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

Effective July 1, 2015, Heritage Financial Group, Inc. (“Heritage”) completed its previously-announced merger (the “Merger”) with Renasant Corporation (“Renasant”), pursuant to the Agreement and Plan of Merger by and among Renasant, Renasant Bank, Heritage and HeritageBank of the South (“HeritageBank”) dated as of December 10, 2014 (referred to as the “Merger Agreement”), in a transaction valued at approximately $261 million. At closing, Heritage merged with and into Renasant, with Renasant surviving the Merger.

Pursuant to the Merger Agreement, holders of Heritage common stock have the right to receive 0.9266 of a share of Renasant common stock for each share of Heritage common stock held immediately prior to the effective time of the Merger, plus cash in lieu of fractional shares. All unvested shares of Heritage restricted stock and all unvested options to purchase Heritage common stock vested upon the closing of the Merger. Each share of vested Heritage restricted stock converted into the right to receive the 0.9266 of a share of Renasant common stock merger consideration, reduced by applicable tax withholding, while in-the-money Heritage stock options have been converted into the right to receive a cash payment equal to (i) the total number of shares subject to such Heritage stock option multiplied by (ii) the difference between $27.00 and the exercise price of the Heritage stock option, less applicable tax withholding. Out-of-the-money Heritage stock options were cancelled. Renasant’s outstanding common stock was unaffected by the Merger.

Simultaneous with the Merger, HeritageBank of the South, Heritage’s wholly-owned subsidiary, merged with and into Renasant Bank, Renasant’s wholly-owned subsidiary, with Renasant Bank surviving the Merger and continuing its existence under the name “Renasant Bank.”

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the description of the Merger Agreement and the Merger previously reported in the Current Report on Form 8-K filed by Heritage on December 15, 2015, under Item 1.01, Entry into a Material Definitive Agreement, which description is incorporated herein by reference, and by the Merger Agreement itself, which is incorporated herein by reference as Exhibit 2.1.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 30, 2015, Heritage notified the NASDAQ Global Select Market (“NASDAQ”) that at the effective time of the Merger, each share of Heritage’s common stock, $0.01 par value, issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive 0.9266 of a share of Renasant Corporation common stock, $5.00 par value per share, plus a payment of cash in lieu of fractional shares. Heritage requested that NASDAQ file a notification of removal from listing on Form 25 with the Securities and Exchange Commission to delist Heritage’s shares of common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended. Accordingly, trading of Heritage’s common stock on NASDAQ was suspended prior to the opening of trading on July 1, 2015.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.03.

On July 1, 2015, pursuant to the terms of the Merger Agreement, each share of Heritage’s common stock was converted into the right to receive 0.9266 of a share of Renasant Corporation common stock, $5.00 par value per share, plus a payment of cash in lieu of fractional shares. As of the effective time of the Merger, holders of Heritage’s common stock immediately prior to the effective time of the Merger ceased to have any rights as stockholders of Heritage, other than the right to receive the Merger consideration.

Item 5.01	Changes in Control of Registrant.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference in this Item 5.01.

On July 1, 2015, pursuant to the terms of the Merger Agreement, Heritage merged with and into Renasant, with Renasant continuing as the surviving corporation.

Item 8.01. Other Events.

In connection with the closing of the Merger, Renasant and Renasant Bank assumed the employment agreements between HeritageBank and each of T. Heath Fountain, the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Heritage, and O. Mitchell Smith, Jr., the Executive Vice President and Chief Credit Officer of Heritage. In anticipation of the closing of the Merger, on June 26, 2015, each of Mr. Fountain and Mr. Smith entered into a Separation Agreement with Renasant and Renasant Bank pursuant to which, effective as of July 10, 2015, in the case of Mr. Fountain (or if earlier, the date on he completes and closes the books and records of Heritage and HeritageBank for the quarter ended June 30, 2015), or July 1, 2015, in the case of Mr. Smith (or if later, immediately following the closing of the Merger), such executive agreed to separate from service as an officer and employee of Renasant and Renasant Bank, including any subsidiary or affiliate thereof. Each separation agreement sets forth the terms of the executive’s termination of employment with Renasant in accordance with his pre-existing employment agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of December 10, 2014 by and among Renasant Corporation, Renasant Bank, Heritage Financial Group, Inc. and HeritageBank of the South (attached as Exhibit 2.1 to the Current Report on Form 8-K of Renasant Corporation filed with the Securities and Exchange Commission on December 15, 2014 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE FINANCIAL GROUP, INC.

Date: July 2, 2015	By:	/s/ T. Heath Fountain
T. Heath Fountain
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of December 10, 2014 by and among Renasant Corporation, Renasant Bank, Heritage Financial Group, Inc. and HeritageBank of the South (attached as Exhibit 2.1 to the Current Report on Form 8-K of Renasant Corporation filed with the Securities and Exchange Commission on December 15, 2014 and incorporated herein by reference).